UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 27, 2010
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 23, 2010, we filed a request for increased rates with the Kentucky Public Service Commission.  This general rate case, Case No. 2010-00116, requests an annual revenue increase of approximately $5,315,000, an increase of 11.5%.  The rate case utilizes a test year of the twelve months ended December 31, 2009 and requests a return on common equity of 12.0%.  The request allocates a majority of the requested increase to the fixed monthly customer charge as opposed to the volumetric rate, and therefore the increase in revenue would be less dependent on customer usage and should occur more evenly throughout the year.

In addition to the request for increased rates, we proposed a pipe replacement program that would allow us to adjust rates annually to earn a return on capital expenditures incurred subsequent to the test year which are associated with the replacement of pipe and related facilities.   The pipe replacement program is designed to additionally recover the costs associated with the mandatory relocation of facilities.  We also proposed a change to our gas cost recovery clause to make the uncollectible gas cost portion of bad debt expense a component of the gas cost recovery rate.

The filing requested the increased rates to be effective May 23, 2010; however, as a manner of general practice, the Kentucky Public Service Commission normally suspends the implementation of proposed rates for a period of five months from the effective date, during which time the filing is reviewed.

Although management is of the opinion that its request is reasonable, it is unable to predict the outcome of the proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: April 27, 2010	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary